Exhibit 99.1

Company Contact:              Investor Relations Contact:     Media Contact:
Ultralife Batteries, Inc.     Lippert/Heilshorn               Lippert/Heilshorn
Robert Fishback               & Associates, Inc.              & Associates, Inc.
(315) 332-7100                Jody Burfening                  Chenoa Taitt
bfishback@ulbi.com            (212) 838-3777                  (212) 201-6635
                              jburfening@lhai.com             ctaitt@lhai.com

     Ultralife Batteries, Inc. Receives $4.2 Million U.S. Army Battery Order
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Newark, New York - October 15, 2003 - Ultralife Batteries,  Inc. (NASDAQ:  ULBI)
has received an order valued at approximately $4.2 million from the U.S. Army Communications and Electronics Command (CECOM) for its BA-5372/U military batteries. The order represents another production release under the $32 million NextGen II, 5-year Small Cylindrical Battery contract, which CECOM awarded to Ultralife in June 2002. The company expects to deliver against the order throughout 2004.

John D. Kavazanjian, Ultralife's president and chief executive officer, said, "This year we have been delivering primarily against orders for the BA-5372 unrelated to the NextGen II contract. Today's order and the production releases we received from CECOM in August give us visibility for continued profitable revenue growth in 2004. We anticipate receiving additional production releases under the NextGen II contract in 2004 and over the remaining life of the contract."

NextGen II is CECOM's five-year acquisition strategy with production contracts awarded to provide three types of primary (non-rechargeable) lithium-manganese dioxide batteries to the U.S. Army. The three battery types - BA-5372/U, BA-5367/U and BA-5368/U - comprise the Small Cylindrical Cell Lithium Manganese Dioxide Battery Group. A major objective of this acquisition is to maintain a domestic production base of a sufficient capacity to timely meet peacetime demands and have the ability to surge quickly to meet deployment demands.

The BA-5372/U battery is used for memory backup primarily for the AN/PRC-119 MANPACK Single Channel Ground and Airborne Radio System (SINCGARS), and in numerous other applications including encryption and cryptographic devices, and the Patriot Missile System.

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.

Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001/2000 certified.

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This press  release  may  contain  forward-looking  statements  based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Note to  editors:  Photos for the  battery  and  application  mentioned  in this
release   and   other   Ultralife   military   batteries   are   available   at:
http://www.ultralifebatteries.com/milphoto.asp

Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

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